MillerKnoll, Inc. Reports Second Quarter Fiscal 2023 Results
•Sales growth of 4% over the prior year, up 8% organically
•Year-over-year operating margin expansion in the Americas Contract and International Contract & Specialty segments
•Continued progress with the integration of Knoll
◦$101 million of run-rate cost synergies captured to date
◦Increased targeted run-rate cost synergies from $120 million to $140 million within three years of the Knoll acquisition

Webcast to be held Wednesday, December 21, 2022, at 5:30 PM ET

Release	Immediate
Date	December 21, 2022
Contact	Jeff Stutz (616) 654-8538 or jeff_stutz@millerknoll.com
Media: Laura Yagerman (616) 654-5977 or media_relations@hermanmiller.com
Address	MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.millerknoll.com

Second Quarter Fiscal 2023 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
(Dollars in millions, except per share data)(1)(2)	December 3, 2022	November 27, 2021	% Chg.	December 3, 2022	November 27, 2021	% Chg.
	(13 weeks)	(13 weeks)		(27 weeks)	(26 weeks)
Net Sales	$1,066.9	$1,026.3	4.0%	$2,145.7	$1,816.0	18.2%
Gross Margin %	34.5%	34.4%	N/A	34.5%	34.7%	N/A
Adjusted Gross Margin %*	34.5%	34.9%	N/A	34.5%	35.3%	N/A
Operating Expenses	$328.9	$346.8	(5.2)%	$650.2	$677.1	(4.0)%
Adjusted Operating Expenses*	$303.9	$294.4	3.2%	$613.6	$529.6	15.9%
Operating Earnings (Loss) %	3.6%	0.6%	N/A	4.2%	(2.6)%	N/A
Adjusted Operating Earnings %*	6.0%	6.2%	N/A	5.9%	6.2%	N/A
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$16.0	$(1.7)	N/A	$41.8	$(63.1)	N/A
Earnings (Loss) Per Share – Diluted	$0.21	$(0.02)	N/A	$0.55	$(0.94)	N/A
Adjusted Earnings Per Share – Diluted*	$0.46	$0.54	(14.8)%	$0.90	$0.98	(8.2)%
Orders	$1,013.4	$1,157.9	(12.5)%	$2,026.5	$2,074.4	(2.3)%
Backlog	$815.4	$967.3	(15.7)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
[1] Effective May 30, 2021, we elected to change our method of accounting for the cost of certain inventories within our Americas Segment from the last-in, first-out method (“LIFO”) to first-in, first-out method (“FIFO”), which were our only operations that were using the LIFO cost method. All prior periods presented have been retrospectively adjusted to apply the effects of the change.

[2] The first quarter of fiscal 2023 included 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align MillerKnoll’s fiscal year with the calendar months.

To our shareholders:
Throughout the second quarter of fiscal year 2023, MillerKnoll demonstrated the power of our diversified business model from our collective of design brands across multiple channels, customer segments and geographies. Despite continued uncertainty in the markets that we serve, our financial results delivered on our commitments with revenue and adjusted earnings per share at the high end of our guidance. This performance included operating margin expansion over last year in both our Americas Contract and International Contract & Specialty segments, which helped offset short-term margin pressures from supply chain disruption in Global Retail.

As MillerKnoll, we are leveraging our increased scale to capture synergies, increase capabilities and refine processes and organizational structures to maximize efficiency and agility now and for the future. MillerKnoll also continued to innovate and push design boundaries, with several second quarter product launches and collaborations across our collective brands, that will help us meet customer needs where they live, work and play.

MillerKnoll Consolidated Results
Second quarter consolidated net sales were $1.07 billion, reflecting an increase of 4.0% on a reported basis and 7.6% organically compared to the prior year. Orders in the quarter of $1.01 billion were 12.5% lower on a reported basis and decreased 9.2% organically year-over-year. In addition to current economic uncertainty, the decrease in orders this quarter reflects higher orders experienced in the prior year as a result of pandemic-driven pent-up demand for projects associated with return to office.

Gross margin in the second quarter of 34.5% was 10 basis points higher than the same quarter last year on a reported basis and down 40 basis points on an adjusted basis. The year-over-year decrease in adjusted gross margin was primarily due to higher commodity costs and other inflationary pressures, as well as near-term incremental inventory-related costs in our Global Retail business. These costs were partially offset by the realization of recently implemented price increases and benefits from integration synergies. As expected, gross margin performance this quarter in the Global Retail segment was negatively impacted by elevated costs associated with the storage and handling of inventories, which are expected to abate as we move through the second half of FY23. Despite these near-term pressures, we were highly encouraged by the sequential-quarter improvement in the Americas Contract segment, where gross margin improved 320 basis points from the first quarter.

Consolidated operating expenses for the quarter were $328.9 million, compared to $346.8 million in the prior year. Consolidated adjusted operating expenses of $303.9 million, were up $9.5 million from last year, primarily due to higher variable selling expenses and new stores, partially offset by synergies and overall cost management .

Operating margin for the quarter was 3.6% compared to 0.6% in the same quarter last year. On an adjusted basis, which excludes acquisition and integration-related charges, consolidated operating margin was 6.0% compared to 6.2% in the prior year.

Diluted earnings per share was $0.21 for the quarter, compared to a diluted loss per share of $0.02 for the same period last year. Adjusted diluted earnings per share were $0.46 for the quarter, compared to $0.54 for the same period last year.

At the end of the second quarter, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $428.4 million. The business generated $59.5 million of cash flow from operations during the second quarter and repaid $50.5 million of debt as part of our capital deployment priority of maintaining a strong balance sheet. We ended the second quarter with a net debt-to-EBITDA ratio, as defined by our lending agreement, of 2.8x.

Outlook

Net sales in the third quarter of fiscal year 2023 are expected to range between $980 million to $1,020 million. The mid-point of this range implies a revenue decrease of 2.9% compared to the same quarter last fiscal year on a reported basis and a decrease of 0.7% on an organic basis. This guidance takes into consideration the relative seasonal slowdown that we normally experience from the second to the third quarter. Adjusted earnings per share are anticipated to be between $0.40 to $0.46 for the quarter.

As announced last quarter, we have proactively taken additional steps to improve our near-term profitability. These included offering a voluntary retirement window, further optimizing our organizational structure and reducing program spending. As a result of these actions, we expect to realize annualized expense reductions of approximately $30 million to $35 million. These savings will begin to be realized during the third quarter and be more fully realized in the fourth quarter.

Solving Customer Needs Across the Globe Through Strong Brands and Complementary Channels

Americas Contract
For the second quarter, the Americas Contract segment posted net sales totaling $529.7 million, up 6.1% compared to the year-over-year on a reported basis and up 7.3% organically. New orders in the quarter totaled $474.1 million, a decrease of 17.3% from the same quarter last year on a reported basis and down 16.2% organically. The decline in orders year-over-year reflected the impact of pandemic-driven pent-up demand last year, compounded by a challenging macro-economic environment and customer preference to pilot smaller projects as part of return to office efforts. Despite this near-term uncertainty, as we integrate all our brands into one MillerKnoll offering, we are exceeding our initial cross-selling targets in the early days of these efforts signaling that our customers are finding value and options in our broadened product range. With over 300 dealers in the Americas, we will continue to boost our cross-selling capabilities to enable customers to even more easily purchase across our collective of brands. Our recent price increases helped increase segment profitability, reflected in an adjusted operating margin that was 560 basis points higher than last year.

International Contract and Specialty
The International Contract and Specialty segment delivered net sales in the second quarter of $264.9 million, an increase of 7.2% from the year-ago period on a reported basis and up 15.4% organically. New orders in this segment totaled $241.7 million, representing a year-over-year decrease of 7.4% on a reported basis and increased 0.1% organically.

During the quarter, lower demand levels in China, France and Ireland were partially offset by growth in India, South Korea and the Middle East. Our International business has relatively out-performed the Americas business, benefiting from both a faster return to office in many regions plus opportunities within less penetrated markets to capture new regional accounts. We have onboarded nearly 50 dealers to cross-sell the MillerKnoll collective of brands in Europe and will emphasize Asia Pacific and Middle East dealer onboarding during the back half of the year. Within the Specialty portion of this segment, lower order demand for Holly Hunt was offset by growth in our textiles brands and Spinneybeck Filzfelt. Looking ahead, we see many opportunities to introduce these brands to new markets and new channels.

The International Contract and Specialty segment also delivered improved adjusted operating margins for the quarter, up 180 basis points from last year.

Global Retail
Net sales in the second quarter for our Global Retail segment totaled $272.3 million, a decline of 2.8% over the same quarter last year on a reported basis and up 1.2% organically. New orders in the quarter totaled $297.6 million, down 8.1% compared to the same period last year on a reported basis and down 4.4% organically.

As expected, operating margins in our Retail segment were negatively impacted this quarter by elevated inventory-related costs. These expenses resulted from the build-up of inventories ordered earlier in the calendar year when many supplier lead-times were extended and overall demand trends in the business were at higher levels. Robust Cyber Week and holiday orders are aiding our efforts to normalize retail inventory levels and we expect that a partial quarter of elevated costs will be recognized in the third quarter. As we look ahead, we expect profitability in the Retail segment to steadily improve over the next two quarters, and we expect to end the fiscal year with high single-digit operating margins.

Overall, Retail orders were lower than in the prior year, as we felt the impact of a slowdown in the housing market. Despite this, we finished the quarter with the strongest Cyber Week in Company history, delivering an increase of 22% over sales during that week last year. Our investment in digital capabilities, customer service and experience as well as strategic promotion management helped us navigate the season, magnifying customer interest and intent to purchase. In addition, we introduced a significant number of new customers to our brands. Looking ahead, we see opportunity to expand our relationship with these customers across all of our Retail brands. We also expect to leverage increased capabilities to serve our customers through our direct-to-consumer channels.

Using Integration to Capture Savings, Unlock Capabilities and Drive Future Success

We have made further strides on the integration of Knoll and as a result are increasing our target for run-rate cost synergies by the end of the third year following the close of the acquisition from $120 million to $140 million. As of the end of the second quarter, we have captured $101 million in run rate synergies. Successful efforts from our integration teams to identify additional sources of savings have given us the confidence to increase our target for synergies.

As we review our combined global operations portfolio, we have established centers of excellence and created dedicated teams to deploy the MillerKnoll Performance System to realize opportunities where we can better scale capabilities and unlock value. As an example, we have transferred veneer production in multiple regions to centralized facilities, allowing us to leverage equipment, capacity and skilled expertise.

Our efforts to sell the entire MillerKnoll collective of brands across our distribution network and channels continues as part of our promise to create commercial opportunities. This includes expanding the global reach of our brands, as demonstrated by the Muuto eCommerce site which launched in the U.S. in the second quarter to strong response.

We are also going to market in new ways, such as a new trade site for Design Within Reach and a new contract online ordering platform. These new systems will make it easier for the architecture and design community and dealers to bring our whole portfolio to market as we seek to capture greater share of wallet. Supplementing this, we are enhancing and implementing several customer performance, tracking and marketing systems to provide new levels of insight into customer sentiment and preferences to help strengthen ties and encourage repeat purchases.

Harnessing Research, Product Innovation, and Doing More For Our Planet As MillerKnoll

Our research and insights team is providing invaluable data and guidance to our contract clients, assisting them as they address the challenges and opportunities of hybrid working environments. With renewed interest in enhancing home offices as employees accept the permanence of working both outside and inside the office, our retail teams are also helping customers focus on well-being and comfort.

MillerKnoll continued to innovate this quarter, launching several collaborations across our collective brands including HAY’s collection of tableware and kitchen accessories with conceptual artist and chef Laila Gohar; Maharam’s new upholsteries and rugs designed with designer Bertjan Pot; and KnollTextiles collection of draperies, wall coverings and upholsteries with artist and educator Nick Cave. Our collective of brands pushed design boundaries with new launches, including Geiger’s Full Loop Chair designed by EOOS, a re-introduced Ward Bennett classic low armchair, Holly Hunt’s new lighting fixtures, and Datesweiser’s executive office offerings. We are also attracting and building our appeal to the gaming audience with the recent launch of Vantum, the latest performance gaming chair from HermanMiller Gaming.

As a core strategic pillar, we remain committed to our People, our Planet and our Communities. In September, we reintroduced the Eames molded shell chair, now made with 100% post-industrial recycled plastic, and earned a silver rating in Corporate Social Responsibility by EcoVadis, placing our company in the top 7% of companies in our industry. We will continue to look for ways to innovate and responsibly source materials across our collective of brands and products.

While economic uncertainty exists in some of our operating geographies, we remain confident in the resiliency of our collective of brands. MillerKnoll’s diverse channels and customer segments provide opportunities for growth and expansion. As always, we appreciate your continued support of MillerKnoll as we continue to innovate and deliver for our customers worldwide while creating value for our associates, shareholders and other stakeholders.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the three and six months ended December 3, 2022 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)[1]	Three Months Ended				Six Months Ended
	December 3, 2022		November 27, 2021		December 3, 2022		November 27, 2021
Net Sales	$1,066.9	100.0%	$1,026.3	100.0%	$2,145.7	100.0%	$1,816.0	100.0%
Cost of Sales	699.3	65.5%	673.3	65.6%	1,406.0	65.5%	1,185.3	65.3%
Gross Margin	367.6	34.5%	353.0	34.4%	739.7	34.5%	630.7	34.7%
Operating Expenses	303.9	28.5%	294.4	28.7%	613.6	28.6%	529.6	29.2%
Restructuring Expenses	14.7	1.4%	—	—%	15.2	0.7%	—	—%
Acquisition and Integration Charges	10.3	1.0%	52.4	5.1%	21.4	1.0%	147.5	8.1%
Operating Earnings (Loss)	38.7	3.6%	6.2	0.6%	89.5	4.2%	(46.4)	(2.6)%
Other Expenses, net	17.1	1.6%	8.2	0.8%	34.2	1.6%	26.1	1.4%
Earnings (Loss) Before Income Taxes and Equity Income	21.6	2.0%	(2.0)	(0.2)%	55.3	2.6%	(72.5)	(4.0)%
Income Tax Expense (Benefit)	4.3	0.4%	(2.7)	(0.3)%	10.6	0.5%	(13.3)	(0.7)%
Equity Income, net of tax	0.2	—%	(0.1)	—%	0.2	—%	—	—%
Net Earnings (Loss)	17.5	1.6%	0.6	0.1%	44.9	2.1%	(59.2)	(3.3)%
Net Earnings Attributable to Redeemable Noncontrolling Interests	1.5	0.1%	2.3	0.2%	3.1	0.1%	3.9	0.2%
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$16.0	1.5%	$(1.7)	(0.2)%	$41.8	1.9%	$(63.1)	(3.5)%

Amounts per Common Share Attributable to MillerKnoll, Inc.
Earnings (Loss) Per Share – Basic	$0.21		($0.02)		$0.55		($0.94)
Weighted Average Basic Common Shares	75,370,514		75,304,752		75,458,089		70,803,483
Earnings (Loss) Per Share – Diluted	$0.21		($0.02)		$0.55		($0.94)
Weighted Average Diluted Common Shares	75,878,078		75,304,752		76,042,640		70,803,483

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(Unaudited) (Dollars in millions)[1]	December 3, 2022	November 27, 2021
Cash (used in) provided by:
Operating activities	$(5.3)	$(57.6)
Investing activities	(32.0)	(1,133.8)
Financing activities	11.6	1,035.5
Effect of exchange rate changes	(7.1)	(13.2)
Net change in cash and cash equivalents	(32.8)	(169.1)
Cash and cash equivalents, beginning of period	230.3	396.4
Cash and cash equivalents, end of period	$197.5	$227.3

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)[1]	December 3, 2022	May 28, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$197.5	$230.3
Accounts receivable, net	365.6	348.9
Unbilled accounts receivable	32.4	32.0
Inventories, net	587.1	587.3
Prepaid expenses and other	127.3	119.4
Total current assets	1,309.9	1,317.9
Net property and equipment	554.6	581.5
Right of use assets	407.4	425.8
Other assets	2,176.2	2,188.8
Total Assets	$4,448.1	$4,514.0

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$281.6	$355.1
Short-term borrowings and current portion of long-term debt	28.8	29.3
Short-term lease liability	78.8	79.9
Accrued liabilities	384.0	413.1
Total current liabilities	773.2	877.4
Long-term debt	1,434.8	1,379.2
Lease liabilities	382.2	398.2
Other liabilities	317.0	325.2
Total Liabilities	2,907.2	2,980.0
Redeemable Noncontrolling Interests	106.6	106.9
Stockholders' Equity	1,434.3	1,427.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,448.1	$4,514.0

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted EBITDA, Adjusted Gross Margin, Adjusted Operating Expenses, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, other special charges or gains and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Adjusted EBITDA is calculated by excluding depreciation, amortization, interest expense, taxes from net income, and certain other adjustments. Other adjustments include, as applicable in the period, charges associated with business restructuring actions, acquisition and integration charges, impairment expenses, non-cash stock-based compensation, future synergies, and other items as described in our lending agreements.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Organic Growth (Decline) represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions and divestitures.

The adjustments to arrive at these non-GAAP financial measures are as follows:

Amortization of purchased intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Acquisition and integration charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to other cost reduction efforts or reorganization initiatives.

Debt extinguishment charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring charges: Include actions involving targeted workforce reductions.

Special charges: Special charges include certain costs arising as a direct result of the COVID-19 pandemic.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment1

	Three Months Ended				Six Months Ended
	December 3, 2022		November 27, 2021		December 3, 2022		November 27, 2021
Americas
Net Sales	$529.7	100.0%	$499.3	100.0%	$1,067.1	100.0%	$880.6	100.0%
Gross Margin	158.7	30.0%	128.4	25.7%	302.9	28.4%	234.6	26.6%
Total Operating Expenses	133.4	25.2%	139.3	27.9%	257.2	24.1%	256.1	29.1%
Operating Earnings (Loss)	$25.3	4.8%	$(10.9)	(2.2)%	$45.7	4.3%	$(21.5)	(2.4)%

Adjustments
Restructuring	13.2	2.5%	—	—%	13.2	1.2%	—	—%
Acquisition and Integration Charges	1.1	0.2%	19.1	3.8%	4.0	0.4%	23.8	2.7%
Amortization of Purchased Intangibles	3.2	0.6%	4.3	0.9%	6.4	0.6%	22.5	2.6%
Adjusted Operating Earnings	$42.8	8.1%	$12.5	2.5%	$69.3	6.5%	$24.8	2.8%

International & Specialty
Net Sales	$264.9	100.0%	$247.0	100.0%	$537.4	100.0%	$414.1	100.0%
Gross Margin	109.0	41.1%	98.5	39.9%	222.4	41.4%	165.7	40.0%
Total Operating Expenses	80.7	30.5%	83.7	33.9%	166.2	30.9%	144.3	34.8%
Operating Earnings	$28.3	10.7%	$14.8	6.0%	$56.2	10.5%	$21.4	5.2%

Adjustments
Restructuring	0.7	0.3%	—	—%	0.7	0.1%	—	—%
Acquisition and Integration Charges	1.0	0.4%	0.8	0.3%	1.5	0.3%	0.8	0.2%
Amortization of Purchased Intangibles	2.0	0.8%	9.8	4.0%	4.0	0.7%	20.7	5.0%
Adjusted Operating Earnings	$32.0	12.1%	$25.4	10.3%	$62.4	11.6%	$42.9	10.4%

Retail
Net Sales	$272.3	100.0%	$280.0	100.0%	$541.2	100.0%	$521.3	100.0%
Gross Margin	99.9	36.7%	126.1	45.0%	214.4	39.6%	230.4	44.2%
Total Operating Expenses	97.9	36.0%	91.7	32.8%	194.6	36.0%	169.6	32.5%
Operating Earnings	$2.0	0.7%	$34.4	12.3%	$19.8	3.7%	$60.8	11.7%

Adjustments
Restructuring Charges	0.8	0.3%	—	—%	1.3	0.2%	—	—%
Acquisition and Integration Charges	—	—%	0.5	0.2%	0.2	—%	0.3	0.1%
Amortization of Purchased Intangibles	1.0	0.4%	2.0	0.7%	2.3	0.4%	5.3	1.0%
Adjusted Operating Earnings	$3.8	1.4%	$36.9	13.2%	$23.6	4.4%	$66.4	12.7%

Corporate
Operating Expenses	$16.9	—%	$32.1	—%	$32.2	—%	$107.1	—%
Operating (Loss)	$(16.9)	—%	$(32.1)	—%	$(32.2)	—%	$(107.1)	—%

Adjustments
Acquisition and Integration Charges	2.0	—%	20.7	—%	3.0	—%	85.1	—%
Adjusted Operating (Loss)	$(14.9)	—%	$(11.4)	—%	$(29.2)	—%	$(22.0)	—%

MillerKnoll, Inc.
Net Sales	$1,066.9	100.0%	$1,026.3	100.0%	$2,145.7	100.0%	$1,816.0	100.0%
Gross Margin	367.6	34.5%	353.0	34.4%	739.7	34.5%	630.7	34.7%
Total Operating Expenses	328.9	30.8%	346.8	33.8%	650.2	30.3%	677.1	37.3%
Operating Earnings (Loss)	$38.7	3.6%	$6.2	0.6%	$89.5	4.2%	$(46.4)	(2.6)%

Adjustments
Restructuring Charges	14.7	1.4%	—	—%	15.2	0.7%	—	—%
Acquisition and Integration Charges	4.1	0.4%	41.1	4.0%	8.7	0.4%	110.0	6.1%
Amortization of Purchased Intangibles	6.2	0.6%	16.1	1.6%	12.7	0.6%	48.5	2.7%
Adjusted Operating Earnings	$63.7	6.0%	$63.4	6.2%	$126.1	5.9%	$112.1	6.2%

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share1

	Three Months Ended		Six Months Ended
	December 3, 2022	November 27, 2021	December 3, 2022	November 27, 2021
Earnings (Loss) per Share - Diluted	$0.21	$(0.02)	$0.55	$(0.94)

Add: Amortization of purchased intangibles	0.08	0.21	0.16	0.70
Add: Acquisition and integration charges	0.06	0.55	0.12	1.55
Add: Restructuring charges	0.19	—	0.20	—
Add: Special charges	—	—	—	(0.01)
Add: Debt extinguishment	—	—	—	0.19
Tax impact on adjustments	(0.08)	(0.20)	(0.13)	(0.51)
Adjusted Earnings per Share - Diluted	$0.46	$0.54	$0.90	$0.98
Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	75,878,078	75,304,752	76,042,640	70,803,483

C. Reconciliation of Gross Margin to Adjusted Gross Margin1

	Three Months Ended				Six Months Ended
	December 3, 2022		November 27, 2021		December 3, 2022		November 27, 2021
Gross Margin	$367.6	34.5%	$353.0	34.4%	$739.7	34.5%	$630.7	34.7%
Amortization of Purchased Intangibles	—	—%	4.8	0.5%	—	—%	11.0	0.6%
Adjusted Gross Margin	$367.6	34.5%	$357.8	34.9%	$739.7	34.5%	$641.7	35.3%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended				Six Months Ended
	December 3, 2022		November 27, 2021		December 3, 2022		November 27, 2021
Operating Expenses	$328.9	30.8%	$346.8	33.8%	$650.2	30.3%	$677.1	37.3%
Restructuring Charges	14.7	1.4%	—	—%	15.2	0.7%	—	—%
Acquisition and Integration Charges	4.1	0.4%	41.1	4.0%	8.7	0.4%	110.0	6.1%
Amortization of Purchased Intangibles	6.2	0.6%	11.3	1.1%	12.7	0.6%	37.5	2.1%
Adjusted Operating Expenses	$303.9	28.5%	$294.4	28.7%	$613.6	28.6%	$529.6	29.2%

E. Adjusted EBITDA and Adjusted EBITDA Ratio (provided on a trailing twelve month basis)

December 3, 2022
Net Earnings	$77.7
Income Tax Expense	35.2
Depreciation Expense	116.4
Amortization Expense	42.1
Interest Expense	58.0
Other Adjustments(*)	130.7
Adjusted EBITDA - Bank	$460.1
Total Debt, less Cash, End of Trailing Period (includes outstanding LC's)	1,283.8
Net Debt to Adjusted EBITDA Ratio	2.79
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations above.

F. Organic Sales Growth by Segment

	Three Months Ended
	December 3, 2022
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$529.7	$264.9	$272.3	$1,066.9
% change from PY	6.1%	7.2%	(2.8)%	4.0%

Adjustments
Currency Translation Effects (1)	2.7	20.1	11.0	33.8
Net Sales, organic	$532.4	$285.0	$283.3	$1,100.7
% change from PY	7.3%	15.4%	1.2%	7.6%

	Three Months Ended
	November 27, 2021
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$499.3	$247.0	$280.0	$1,026.3

Adjustments
Dealer Divestitures	(3.1)	—	—	(3.1)
Net Sales, organic	$496.2	$247.0	$280.0	$1,023.2
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Six Months Ended
	December 3, 2022
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$1,067.1	$537.4	$541.2	$2,145.7
% change from PY	21.2%	29.8%	3.8%	18.2%

Adjustments
Acquisition	(77.2)	(55.5)	(31.1)	(163.8)
Currency Translation Effects (1)	4.1	31.9	19.3	55.3
Impact of Extra Week in FY23	(27.4)	(11.6)	(13.7)	(52.7)
Net Sales, organic	$966.6	$502.2	$515.7	$1,984.5
% change from PY	10.5%	21.3%	(1.1)%	9.6%

	Six Months Ended
	November 27, 2021
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$880.6	$414.1	$521.3	$1,816.0

Adjustments
Dealer Divestitures	(6.0)	—	—	(6.0)
Net Sales, organic	$874.6	$414.1	$521.3	$1,810.0
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Organic Order Growth by Segment

	Three Months Ended
	December 3, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$474.1	$241.7	$297.6	$1,013.4
% change from PY	(17.3)%	(7.4)%	(8.1)%	(12.5)%

Adjustments
Currency Translation Effects (1)	2.5	19.7	11.9	34.1
Orders, organic	$476.6	$261.4	$309.5	$1,047.5
% change from PY	(16.2)%	0.1%	(4.4)%	(9.2)%

	Three Months Ended
	November 27, 2021
	Americas	International & Specialty	Retail	Total
Orders, as reported	$573.1	$261.1	$323.7	$1,157.9

Adjustments
Dealer Divestitures	(4.7)	—	—	(4.7)
Orders, organic	$568.4	$261.1	$323.7	$1,153.2
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Six Months Ended
	December 3, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$985.4	$494.1	$547.0	$2,026.5
% change from PY	(7.8)%	8.8%	(0.9)%	(2.3)%

Adjustments
Acquisition	(80.3)	(57.5)	(32.2)	(170.0)
Currency Translation Effects (1)	3.4	29.5	17.8	50.7
Impact of Extra Week in FY23	(24.0)	(10.3)	(12.4)	(46.7)
Orders, organic	$884.5	$455.8	$520.2	$1,860.5
% change from PY	(16.6)%	0.4%	(5.7)%	(10.0)%

	Six Months Ended
	November 27, 2021
	Americas	International & Specialty	Retail	Total
Orders, as reported	$1,068.5	$454.1	$551.8	$2,074.4

Adjustments
Dealer Divestitures	(7.6)	—	—	(7.6)
Orders, organic	$1,060.9	$454.1	$551.8	$2,066.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

H. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage		Studio Selling Square Footage
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	12/3/22	11/27/21	12/3/22	11/27/21	12/3/22	11/27/21	12/3/22	11/27/21
Beginning of Period	36	35	35	34	381,657	378,252	378,252	376,052
Studio Openings	—	—	2	1	—	—	11,955	2,200
Studio Closings	—	—	1	—	—	—	8,550	—
End of Period	36	35	36	35	381,657	378,252	381,657	378,252
Comparable Studios, End of Period*	35	34	35	34
Non-Comparable Studios, End of Period	1	1	1	1
DWR Comparable Brand Sales*	22.5%	27.6%	11.1%	40.2%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet stores, call center and wholesale channels.

I. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q3 FY2023
Net Sales	$980 million to $1,020 million
Gross Margin %	35.2% to 36.2%
Operating Expenses	$288 million to $298 million
Interest and Other Expense, Net	$18.6 million to $19.6 million
Effective Tax Rate	22% - 24%
Adjusted Earnings per Share - Diluted	$0.40 to $0.46

Q&A Webcast
The Company will host a live webcast to discuss the results of the second quarter of fiscal 2023 on Wednesday, December 21, 2022, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the Knoll acquisition on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the Knoll acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and market of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the announcement of the Knoll acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the Knoll acquisition and realize expected synergies; business disruption following the Knoll acquisition; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.